AMENDMENT NO. 1
TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT
AND
MUTUAL RELEASE OF CLAIMS

     This Amendment No. 1 to Membership Interest Purchase Agreement and Mutual Release of Claims (the "Amendment and Release ") is entered into effective as of November 30, 2002, between Nu Skin Enterprises, Inc. (the "Buyer"), and Frank L. Davis, Rogan Taylor, Tom Felt, David L. Mitton, Daniel P. Wheeler, Kevin J. Sutterfield and Ronald Bassett, each individually a "Seller" and together the "Sellers."

RECITALS

     A.        The Sellers and the Buyer previously entered into the Membership Interest Purchase Agreement dated as of April 19, 2002 (the “Agreement”) pursuant to which the Sellers sold all of the outstanding limited liability company membership interests (“Company Shares”) of First Harvest International, LLC, a Utah limited liability company (the “Company”) to Buyer.

     B.        Following the execution of the Agreement, there has arisen certain, including the final closing balance sheet adjustments and the alleged lack of disclosure related to an investigation by the Division of Consumer Protection of the State of Utah concerning the Company (the “Utah Investigation”).

     C.        The Buyer and Sellers desire to amend the Agreement to resolve such disputes and grant a release of claims.

AMENDMENT

     Now, therefore, in consideration of the premises and the mutual promises herein made contained, the Parties agree as follows.

     1.      Amendment to Royalty. The Agreement parties hereby agree to amend the Agreement to reduce the maximum royalty payments that may be made from $25 million to $17.5 million. Consequently, Section 2.6.3 is hereby amended to read in its entirety as follows:

     “2.6.3. Royalty Offset and Termination. The Royalty is subject to being offset as provided in Section 6.7 below. The Buyer will not be obligated to pay any Royalty after the earlier of (i) the end of a calendar year ending after 2002, in which the Company generates less than $5,000,000 in sales of NTW Products, or (ii) once cumulative Royalty payments paid by the Buyer to the Sellers exceed $17,500,000. Notwithstanding the foregoing, if the Royalty obligation terminates pursuant to clause (i) of this Section 2.6, Buyer’s obligation to pay the Royalty will recommence if within either of the two calendar years following such termination the Company generates more than $10,000,000 in sales of NTW

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Products. If, after recommencement of the Royalty obligation, the Company generates in any calendar year after such recommencement less than $5,000,000 in sales of NTW Products, the Buyer’s obligation to pay the Royalty will terminate and the Royalty will not under any circumstances recommence thereafter. The Buyer’s obligation to pay the Royalty will in any event terminate pursuant to Clause (ii) of this Section 2.6.3.”

     2. Closing Date Balance Sheet. The Closing Balance Sheet as attached hereto as Exhibit A is hereby accepted and approved by the Buyer and each of the Sellers as the final Closing Date Balance Sheet. Based on such Closing Date Balance Sheet the net purchase price to be paid to the Sellers in accordance with the provisions of Section 2 shall be as set forth below:

Initial Valuation	$ 3,500,000

Less:	($ 1,861,721)	Total Liabilities as of the Closing Date

($ 606,080)	Closing Balance Sheet Adjustment
(the amount by which $825,000 exceeds the book value of the Company’s current assets and those assets included on the Company’s Audited Closing Date Balance Sheet under the classifications Property, Equipment, Furniture and Fixtures, Computer Equipment, and Building Improvements as reflected on the Audited Closing Date Balance Sheet net of depreciation)

Final Purchase Price	$ 1,032,199

Buyer agrees to distributor and Sellers hereby instruct Buyers to distribute the purchase price as follows:

To Equity Labs:	$ 144,696

To Kevin Sutterfield, Trust Account
For Attorneys fees:	$ 8,000

Balance to be paid as herein
Provided:	$ 879,503

The Buyer and Sellers hereby confirm and agree to the Final Purchase Price as set forth above. The Balance of the Final Purchase Price shall be allocated among the Sellers in accordance with the provisions of the Agreement. The Sellers may elect to take the payment in cash or shares of the Class A Common Stock of the Company as originally contemplated by the Agreement. If the Seller elects to take shares, the Seller must sign the investment representation letter attached hereto as Exhibit B. Buyer shall deliver

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the purchase price to each seller within five business days after receipt of each Seller’s election as to whether to take cash or stock.

     3.    Release of Claims.

(a) Definitions. For purposes of this Amendment and Release, the following terms shall have the meanings set forth:

     “Affiliate” means any person (as such term is defined in Rule 144 under the Securities Act of 1933, as amended) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another person.

     “Claims” means any and all claims, demands, causes of actions, controversies, offsets, obligations, losses, damages, expenses (including attorneys’ fees) and liabilities of every kind and character whatsoever, whether at law or in equity, whether known or unknown.

“NSE Parties” means NSE, the NSE Related Persons and each of their respective predecessors, assigns, successors and heirs.

     “NSE Related Persons” means the Company and the other Affiliates of NSE and the directors, officers, agents, employees, representatives and stockholders of NSE, the Company and the other Affiliates of NSE.

     (b) Seller Release. In consideration of (i) the full payments to be made by NSE as set forth in Section 2 of this Amendment and Release, (ii) the release of Claims by NSE set forth in Section 3(c) below, and (iv) NSE’s covenant not to sue set forth in Section 4(b) below, each of the Sellers does hereby fully and forever remise, release and discharge each of the NSE Parties (and their respective attorneys and accountants) from any and all Claims that each Seller may have against any of the NSE Parties up to and including the date of this Agreement, including, without limitation, any and all Claims in any way relating to or arising out of the preparation of the Closing Date Balance Sheet, the obligation to pay the Purchase Price (excluding the obligation set forth in Section 2 above), and any and all Claims related to or arising out of the Agreement or the transactions contemplated thereby; provided, however, that the foregoing release shall not apply to or affect (i) any obligations, duties or rights arising under this Amendment and Release, (ii) any obligation of Nu Skin to make royalty payments under the Agreement (as modified by this Agreement) that, by the respective terms of Agreement, are to be performed following the date of this Agreement.

     (c) NSE Release. In consideration of the release of Claims set forth in Section 3(b) above, the covenant not to sue set forth in Section 4(a) below, and the reduction in the maximum Royalty set forth in Section 1 above, NSE, on behalf of itself and each of the NSE Parties, does hereby fully and forever remise,

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release and discharge each of the Sellers from any Claims that NSE may have against such Accepting Holders relating to the Sellers’ failure to disclose the Utah Investigation and any breach of the representations and warranites set forth in the Agreement related to such non-disclosure; provided, however, that the foregoing release shall not apply to or affect (i) any obligations, duties or rights arising under this Agreement, (ii) any breach of the representations and warranties unrelated to the non-disclosure of the Utah Investigation.

     (d) The releases set forth in this Section 3 are entered into by the Sellers and NSE without any admission of liability to any other, but solely for the purpose of avoiding costly litigation, further uncertainty, controversy, and legal expense. Without limiting the foregoing, nothing contained herein shall be taken or construed to be an inference or admission by any party or as evidencing or indicating in any degree the truth or correctness of any claims or defense asserted by any party.

4.    Covenant Not to Sue.

     (a) Sellers. Each of the Sellers hereby expressly agrees and covenants not to file, commence, finance or prosecute, or cause or encourage to be filed, commenced, financed or prosecuted, either directly or indirectly, any lawsuit against any of the NSE Parties (and their respective attorneys and accountants) related to the Claims released by such Sellers pursuant to Section 3(b) above.

     (b) NSE. NSE, on behalf of itself and each of the other NSE Parties, hereby expressly agrees not to file, commence, finance or prosecute, or cause or encourage to be filed, commenced, financed or prosecuted, either directly or indirectly, any lawsuit against any of the Sellers related to the Claims released by NSE pursuant to Section 3(c) above.

     5.     Joint Drafting. This Amendment and Release shall be deemed to have been jointly drafted by both NSE and each of the Sellers and shall not be construed against any party in favor of any other party hereto.

     6.     Governing Law. This Amendment and Release, and all matters relating hereto, shall be governed by, and construed in accordance with the internal laws of the State of Utah.

     7.     Entire Agreement. Except as modified by this Amendment and Release, the Agreement remains unaffected and shall remain in full force and effect. This Amendment and Release (including each of the Exhibits attached hereto, which are incorporated herein by this reference) together with the Agreement constitute the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

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     8.     Cooperation. Each party agrees to cooperate with the other and to take all action reasonably necessary to give full effect to the provisions and intent of this Amendment and Release.

     9.     Confidentiality. Each of the Sellers hereby expressly agree to keep in strict confidence, and to not disclose to any other party, the terms of this Amendment and Release except (a) as may be required by applicable law or regulation and/or (b) for appropriate disclosures by the parties hereto to their accountants, attorneys, financial advisors and immediate family members.

     10.     Counterparts. This Amendment and Release may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and facsimile signatures shall be valid provided the original signature is later added to this Amendment and Release.

     11.     Severability. If any term or other provision of this Amendment and Release is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Amendment and Release shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Amendment and Release are not affected in any manner materially adverse to any party. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment and Release so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Amendment and Release be consummated as originally contemplated to the fullest extent possible.

     12.     Successors and Assigns. This Amendment and Release shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, this Amendment and Release has been duly executed and delivered by the parties hereto as of the date first written above.

NU SKIN ENTERPRISES, INC. By: /s/ Truman Hunt Name: Truman Hunt Title: General Counsel SELLERS /s/ Frank L. Davis Frank L. Davis

Amendment No. 1

/s/  Rogan Taylor
Rogan Taylor

/s/  Tom Felt
Tom Felt

/s/  David L. Mitton
David L. Mitton

/s/  Daniel P. Wheeler
Daniel P. Wheeler

/s/  Kevin J. Sutterfield
Kevin J. Sutterfield

/s/  Ronald Bassett
Ronald Bassett

Amendment No. 1